Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION
OF
OPTIONSXPRESS HOLDINGS, INC.

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Adopted in accordance with the provisions
of Section 242 and Section 245 of the
General Corporation Law of the State of Delaware
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The undersigned, on behalf of optionsXpress Holdings, Inc., a corporation duly organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:

FIRST:               The Corporation filed its original Certificate of Incorporation with the Delaware Secretary of State on June 8, 2004 (the “Original Certificate”) under the name of optionsXpress Holdings, Inc.

SECOND:          The Board of Directors of the Corporation duly adopted resolutions in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware authorizing the Corporation to amend, integrate and restate the Certificate of Incorporation in its entirety to read as set forth in Exhibit A attached hereto and made a part hereof (the “Restated Certificate”).

THIRD:              In accordance with Section 228, Section 242 and Section 245 of the General Corporation Law of the State of Delaware, the Restated Certificate was duly approved and adopted pursuant to a written consent signed by the holders of at least a majority of the issued and outstanding shares of capital stock entitled to vote as a class, whether to not entitled to vote thereon, of the Corporation.  Written notice is being given to the stockholders who have not consented in writing.

*     *     *     *     *

IN WITNESS WHEREOF, the undersigned on behalf of the Corporation for the purpose of amending and restating the Restated Certificate of Incorporation of the Corporation pursuant to the General Corporation Law of the State of Delaware, under penalties of perjury does hereby declare and certify that this is the act and deed of the Corporation and the facts stated herein are true, and accordingly has hereunto signed this Certificate of Restated Certificate of Incorporation this 26th day of January, 2005.

optionsXpress Holdings, Inc.,
a Delaware corporation

By:	/s/ David A. Fisher
	Name:	David A. Fisher
	Title:	Chief Financial Officer

EXHIBIT A

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF

OPTIONSXPRESS HOLDINGS, INC.

ARTICLE I
NAME

The name of the Corporation is optionsXpress Holdings, Inc. (the “Corporation”).

ARTICLE II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is 9 East Loockerman Street, Suite #1B, in the City of Dover, County of Kent, 19901.  The name of its registered agent at such address is National Registered Agents, Inc.

ARTICLE III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITAL STOCK

The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is three hundred twenty-five million (325,000,000) shares, of which:

two hundred fifty million (250,000,000) shares, par value $0.0001 per share, shall be authorized as shares of common stock (the “Common Stock”); and

seventy five million (75,000,000) shares, par value $0.0001 per share, shall be authorized as shares of preferred stock (the “Preferred Stock”), of which 25,000,000 shares shall be authorized as shares of the Corporation’s existing Series A Preferred Stock.

(A)          Common Stock.  Except as (1) otherwise required by law or (2) expressly provided in this Amended and Restated Certificate of Incorporation (as amended from time to time), each share of Common Stock shall have the same powers, rights and privileges and shall rank equally, share ratably and be identical in all respects as to all matters.

(1)           Dividends.  Subject to the rights of the holders of Preferred Stock, and to the other provisions of this Amended and Restated Certificate of Incorporation (as amended from time to time), holders of Common Stock shall be entitled to receive equally, on a per share basis, such dividends and other distributions in cash, securities or other property of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.

(2)           Voting Rights.  At every annual or special meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to cast one (1) vote for each share of Common Stock standing in such holder’s name on the stock transfer records of the Corporation.

(3)           Liquidation Rights.  In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the Corporation’s debts and amounts payable upon shares of Preferred Stock entitled to a preference, if any, over holders of Common Stock upon such dissolution, liquidation or winding up, the remaining net assets of the Corporation shall be distributed among holders of shares of Common Stock equally on a per share basis.  A merger or consolidation of the Corporation with or into any other corporation or other entity, or a sale or conveyance of all or any part of the assets of the Corporation (which shall not in fact result in the liquidation of the Corporation and the distribution of assets to its stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the Corporation within the meaning of this Paragraph (A)(3).

(4)           Future Issuances.  The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of additional shares of Common Stock.

(B)           Preferred Stock.  The Board of Directors is authorized, subject to limitations prescribed by law, to provide by resolution or resolutions for the issuance of shares of Preferred Stock in one or more series, to establish the number of shares to be included in each such series, and to fix the voting powers (if any), designations, powers, preferences, and relative, participating, optional or other rights, if any, of the shares of each such series, and any qualifications, limitations or restrictions thereof.  Irrespective of the provisions of Section 242(b)(2) of the Delaware General Corporation Law (the “DGCL”), the number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote, without the separate vote of the holders of the Preferred Stock as a class.

(C)           Split of Common Stock and Series A Preferred Stock; Conversion of Series A Preferred Stock.

(1)           Split.  Upon the effectiveness of this Amended and Restated Certificate (“the Effective Time”), each then outstanding share of the Corporation’s Common Stock (the “Existing Common Stock”) and Series A Preferred Stock shall be, without further action by the Corporation or any of the holders thereof, changed and converted into 7.5 shares of Common Stock and 7.5 shares of Series A Preferred Stock, respectively (the “Split”).  Each certificate then outstanding representing shares of Existing Common Stock or Series A Preferred Stock shall automatically represent from and after the Effective Time that number of shares of Common

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Stock or Series A Preferred Stock, respectively, equal to the number of shares shown on the face of the certificate multiplied by 7.5.

(2)           Fractional Shares.  Notwithstanding the foregoing, in the event that the Split of the Existing Common Stock and Series A Preferred Stock described above in paragraph (1) would result in any holder of shares of Existing Common Stock or Series A Preferred Stock holding a share of Common Stock or Series A Preferred Stock that is not an integral multiple of one, the effect of the Split shall be such that the shares of Common Stock and Series A Preferred Stock issued as a result of the Split shall be the integral multiple of one closest to the number of shares of Common Stock and Series A Preferred Stock that would otherwise result from the Split, with fractions of 0.50 and greater being rounded up to the next higher integral multiple of one and fractions less than 0.50 being rounded down to the next lower integral multiple of one.  No consideration will be paid in lieu of fractions that are rounded down.

(3)           Conversion.  In accordance with the terms of the existing Series A Preferred Stock as set forth on Annex A attached hereto, after the Split has been effected and effective at the time of and subject to the closing of the public offering of shares of the Corporation’s Common Stock being effected pursuant to the Corporation’s Registration Statement on Form S-1, as amended (File No. 333-119967), each then outstanding share of Series A Preferred Stock shall be (after giving effect to the Split), without further action by the Corporation or any holders thereof or the payment of any further consideration, converted into one share of Common Stock on a one-for-one basis (the “Conversion”).  Prior to the Conversion, each share of Series A Preferred Stock shall remain outstanding and shall continue to have the existing rights and preferences with respect thereto as set forth in Annex A attached hereto.  After the Conversion, each certificate then outstanding representing shares of existing Series A Preferred Stock shall represent that number of shares of Common Stock (the Corporation’s sole outstanding class of capital stock after the Conversion) shown on the face of the certificate (as adjusted to reflect the Split).  Shares of Series A Preferred Stock so converted shall revert to authorized but unissued shares of Preferred Stock, undesignated as to series.

(4)           As soon as possible after the Split and Conversion, the Corporation shall deliver to each of the former holders of Existing Common Stock and Series A Preferred Stock a certificate or certificates representing the number of shares of Common Stock issuable by reason of such transactions in such name or names and such denomination or denominations as such holder has specified.

(5)           The issuance of certificates for shares of Common Stock upon the Split and Conversion shall be made without charge to the holders of Existing Common Stock and Series A Preferred Stock for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such transactions.  Upon the Split and Conversion, the Corporation shall take all such actions as are necessary in order to insure that the Common Stock issuable with respect to such transactions shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(6)           The Corporation shall not close its books against the transfer of the Existing Common Stock or Series A Preferred Stock or of Common Stock issued or issuable

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upon the Split and Conversion in any manner which interferes with the timely completion of the Split and Conversion.  The Corporation shall assist and cooperate with any holder of shares required to make any governmental filings or obtain any governmental approval prior to or in connection with the Split and Conversion (including, without limitation, making any filings required to be made by the Corporation).

(7)           All shares of Common Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges.  The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Common Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance).  The Corporation shall not take any action which would cause the number of authorized but unissued shares of Common Stock or Series A Preferred Stock to be less than the number of such shares required to be reserved hereunder for issuance upon the Split and Conversion.

ARTICLE V
BOARD OF DIRECTORS

(A)          Management.  The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The Board of Directors may exercise all such authority and powers of the Corporation and do all such lawful acts and things as are not by statute or this Amended and Restated Certificate of Incorporation directed or required to be exercised or done by the stockholders.

(B)           Number of Directors.  The number of directors of the Corporation shall be fixed from time to time in the manner provided in the Amended and Restated By-laws.  Subject to any rights of the holders of any class or series of Preferred Stock to elect additional directors under specified circumstances, the number of directors which shall constitute the Board of Directors shall be fixed from time to time by resolution adopted by the affirmative vote of two-thirds of the total number of directors then in office.

(C)           Newly-Created Directorships and Vacancies.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or any other cause may be filled by the Board of Directors, provided that a quorum is then in office and present, or by a majority of the directors then in office, if less than a quorum is then in office, or by the sole remaining director.  Directors elected to fill a newly created directorship or other vacancies shall hold office until such director’s successor has been duly elected and qualified or until his or her earlier death, resignation or removal as hereinafter provided.

(D)          Removal of Directors.  Subject to the rights of the holders of any series of Preferred Stock then outstanding, any director may be removed from office at any time for cause, at a meeting called for that purpose, and only by the affirmative vote of the holders of at least 66-2/3%

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of the voting power of all shares of Common Stock entitled to vote generally in the election of directors, voting together as a single class.

(E)           Rights of Holders of Preferred Stock.  Notwithstanding the foregoing provisions of this Article V, whenever the holders of one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately or together by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorship shall be governed by the rights of such Preferred Stock as set forth in the certificate of designations governing such series.

(F)           Written Ballot Not Required.  Elections of directors need not be by written ballot unless the Amended and Restated By-laws of the Corporation shall otherwise provide.

(G)           By-laws.  The Board of Directors is expressly authorized to adopt, amend, alter, change or repeal the by-laws of the Corporation.  Any by-laws made by the directors under the powers conferred hereby may be amended, altered, changed or repealed by the directors or by the stockholders.  Notwithstanding the foregoing and anything contained in this Amended and Restated Certificate of Incorporation to the contrary, the by-laws of the Corporation shall not be amended altered, changed or repealed by the stockholders, and no provision inconsistent therewith shall be adopted by the stockholders, without the affirmative vote of the holders of 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

(H)          Classification of Directors.  At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified; except that if any such election shall be not so held, such election shall take place at a stockholders’ meeting called and held in accordance with the DGCL.  The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III.  The term of office of the initial Class I directors shall expire at the next succeeding annual meeting of stockholders, the term of office of the initial Class II directors shall expire at the second succeeding annual meeting of stockholders and the term of office of the initial Class III directors shall expire at the third succeeding annual meeting of the stockholders.  For the purposes hereof, the initial Class I, Class II and Class III directors shall be those directors elected by the stockholders of the Corporation in connection with the adoption of this Amended and Restated Certificate of Incorporation.  At each annual meeting after the first annual meeting of stockholders, directors to replace those of a Class whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting and until their respective successors shall have been duly elected and qualified.  If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as practicable.

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ARTICLE VI
LIMITATION OF LIABILITY

A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.  If the DGCL is hereafter amended to permit further elimination or limitation of the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.  Any repeal or modification of this Article VI by the stockholders of the Corporation or otherwise shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE VII
INDEMNIFICATION

Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director or officer or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, excise taxes or penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, partner, member or trustee and shall inure to the benefit of his or her heirs, executors and administrators.  Each person who is or was serving as a director or officer of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation.

(A)          Procedure.  Any indemnification (but not advancement of expenses) under this Article VII (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment).  Such determination shall be made with respect to a person who is a director or officer at the time of

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such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

(B)           Advances for Expenses.  Expenses (including attorneys’ fees, costs and charges) incurred by a director or officer of the Corporation in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the Corporation as authorized in this Article VII.  The majority of the Disinterested Directors may, in the manner set forth above, and upon approval of such director or officer of the Corporation, authorize the Corporation’s counsel to represent such person, in any proceeding, whether or not the Corporation is a party to such proceeding.

(C)           Procedure for Indemnification.  Any indemnification or advance of expenses (including attorney’s fees, costs and charges) under this Article VII shall be made promptly, and in any event within 60 days upon the written request of the director or officer (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefor pursuant to the terms of this Article VII).  The right to indemnification or advances as granted by this Article VII shall be enforceable by the director or officer in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days.  Such person’s costs and expenses incurred in connection with successfully establishing his/her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation.  It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs and charges) under this Article VII where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation.  Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he/she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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(D)          Other Rights; Continuation of Right to Indemnification.  The indemnification and advancement of expenses provided by this Article VII shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his/her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administers of such person.  All rights to indemnification under this Article VII shall be deemed to be a contract between the Corporation and each director or officer of the Corporation who serves or served in such capacity at any time while this Article VII is in effect.  Any repeal or modification of this Article VII or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such director or officer or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions or facts occurring prior to the final adoption of such modification or repeal.  For the purposes of this Article VII, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director or officer of such a constituent corporation or is or was serving at the request of such constituent corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise shall stand in the same position under the provisions of this Article VII, with respect to the resulting or surviving corporation, as he would if he/she had served the resulting or surviving corporation in the same capacity.

(E)           Insurance.  The Corporation shall have power to purchase and maintain insurance on our own behalf and on behalf of any person who is or was or has agreed to become a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him or on his behalf in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of this Article VII; provided, however, that such insurance is available on acceptable terms, which determination shall be made by a vote of a majority of the Board of Directors.

(F)           Savings Clause.  If this Article VII or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this Article VII as to all expense, liability and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this Article VII to the full extent permitted by any applicable portion of this Article VII that shall not have been invalidated and to the full extent permitted by applicable law.

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ARTICLE VIII
ACTION BY WRITTEN CONSENT/SPECIAL MEETINGS OF STOCKHOLDERS

For so long as either the Corporation’s Common Stock is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or the Corporation is required to file periodic reports with the Securities and Exchange Commission pursuant to Section 15(d) of the Exchange Act with respect to the Corporation’s Common Stock:  (i) the stockholders of the Corporation may not take any action by written consent in lieu of a meeting, and must take any actions at a duly called annual or special meeting of stockholders and the power of stockholders to consent in writing without a meeting is specifically denied and (ii) special meetings of stockholders of the Corporation may be called only by the Chairman of the Board of Directors or pursuant to a resolution adopted by the affirmative vote of the majority of the total number of directors then in office.

ARTICLE IX
AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed herein and by the laws of the state of Delaware, and all rights conferred upon stockholders herein are granted subject to this reservation.  Notwithstanding any other provision of this Amended and Restated Certificate of Incorporation or the Amended and Restated By-laws of the Corporation, and notwithstanding the fact that a lesser percentage or separate class vote may be specified by law or otherwise, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock required by law or otherwise, the affirmative vote of the holders of at least 66 2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt any provision inconsistent with, to amend, alter change or repeal any provision of, or to adopt a by-law inconsistent with, Articles V, VI, VII, VIII or IX of this Amended and Restated Certificate of Incorporation.

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ANNEX A

A.                                    Series A Preferred Stock. The Series A Preferred Stock shall have the following rights and preferences:

Section 1                Dividends. The holders of the Series A Preferred Stock (the “Series A Preferred”) shall be entitled to receive dividends at such times and in such amounts as may be declared on each share of the Series A Preferred (a “Share”) by the Corporation’s Board of Directors. In addition to any other dividends declared on the Series A Preferred, in the event that the Corporation declares or pays any dividends upon the Common Stock (whether payable in cash, securities or other property), other than (i) dividends payable solely in shares of Common Stock issued upon the Corporation’s outstanding shares of Common Stock, (ii) the Net Book Value Dividend and (iii) any Stock Option Proceeds Dividend, then the Corporation shall also declare and pay to the holders of the Series A Preferred at the same time that it declares and pays such dividends to the holders of the Common Stock, the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series A Preferred had all of the outstanding Series A Preferred been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined. Notwithstanding the foregoing or anything to the contrary herein, in the event that the Option Adjustment Amount is a positive number, then immediately prior to, and contingent upon, the conversion of the Series A Preferred, the Corporation shall be permitted (one time only) to declare and pay a dividend (the “Option Adjustment Dividend”) in the form of shares of Common Stock on each share of Common Stock, but excluding the Series A Preferred, then outstanding equal to (a) the Option Adjustment Amount as of the time immediately prior to the conversion of the Series A Preferred, divided by (b) the aggregate number of shares of Common Stock, but excluding the Series A Preferred, issued and outstanding immediately prior to such conversion. No fractional shares of Common Stock shall be issued in connection with such Option Adjustment Dividend and all fractional interests in shares of Common Stock otherwise issuable in connection therewith shall be rounded up or down to the nearest whole share number (except that the total number of shares of Common Stock issued pursuant to such Option Adjustment Dividend shall not exceed the Option Adjustment Amount). If any fractional interest in a share of Common Stock would, but for the immediately preceding sentence, be delivered to any holders of outstanding Common Stock in connection with such Option Adjustment Dividend, the Corporation shall, in lieu of delivering a fractional share therefor, pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of such Option Adjustment Dividend.

Section 2                Liquidation. Upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), each holder of Series A Preferred shall be entitled to be paid, before any distribution or payment is made upon any Junior Securities, an amount in cash equal to the greater of (i) the aggregate Liquidation Value of all Shares held by such holder (plus all declared and/or accrued and unpaid dividends thereon) and (ii) the amount which such holder would be entitled to receive upon such liquidation, dissolution or winding up if all of such holder’s Series A Preferred Stock were converted into Conversion Stock immediately prior to such event, and the holders of Series A Preferred shall not be entitled to any further payment in respect thereof (provided that the Series A Preferred shall be subject to conversion at the option of the holder thereof pursuant to Section 6 below at any time prior to the consummation of such liquidation, dissolution or winding up). If upon any such liquidation, dissolution or winding up of the Corporation the Corporation’s assets to be distributed among the holders of the Series A Preferred are insufficient to permit payment to such holders of the aggregate amount which they are entitled to be paid under this Section 2, then the entire assets available to be distributed to the Corporation’s stockholders shall be distributed pro rata among such holders of Series A Preferred based upon the aggregate Liquidation Value (plus all declared and/or accrued and unpaid dividends thereon) of the Series A Preferred held by each such holder. Not less than 30 days prior to the payment date stated therein, the Corporation shall deliver written notice of any such liquidation, dissolution or winding up to each record holder of Series A Preferred, setting forth in reasonable detail the amount of proceeds to be paid with respect to each Share and each share of Junior Securities in connection with such liquidation, dissolution or winding up. Neither the consolidation or merger of the Corporation into or with any other entity or entities (whether or not the Corporation is the surviving entity), nor the sale or transfer by the Corporation of all or any part of its assets, nor the reduction of the capital stock of the Corporation nor any other form of recapitalization or reorganization affecting the Corporation shall be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this Section 2.

Section 3                Priority of Series A Preferred on Dividends and Redemptions. So long as any Series A Preferred remains outstanding, without the prior written consent of the holders of a majority of the outstanding shares of Series A Preferred, the Corporation shall not, nor shall it permit any Subsidiary to, redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Corporation directly or indirectly pay or declare any dividend or make any distribution upon any Junior Securities, except, in each case, as expressly permitted pursuant to the terms of the Investor Rights Agreement or pursuant to an Option Adjustment Dividend.

Section 4                Redemptions.

4A.          Special Redemptions.

(i)            If a Change in Ownership has occurred or the Corporation obtains knowledge that a Change in Ownership is proposed to occur, the Corporation shall give prompt written notice of such Change in Ownership describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred, and the Corporation shall give each holder of Series A Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series A Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all declared and/or accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) 15 days after receipt of the Corporation’s notice and (b) ten days prior to the consummation of the Change in Ownership (the “Expiration Date”). The Corporation shall give prompt written notice of any such election to all other holders of Series A Preferred within five days after the receipt thereof, and each such holder shall have until the later of (a) the Expiration Date or (b) five days after receipt of such second notice to request redemption hereunder (by giving written notice to the Corporation) of all or any portion of the Series A Preferred owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein on the occurrence of the Change in Ownership. If any proposed Change in Ownership does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder’s request for redemption by giving written notice of such rescission to the Corporation prior to the consummation of such transaction.

(ii)           If a Fundamental Change is proposed to occur, the Corporation shall give written notice of such Fundamental Change describing in reasonable detail the material terms and date of consummation thereof to each holder of Series A Preferred not more than 30 days nor less than 15 days prior to the consummation of such Fundamental Change, and the Corporation shall give each holder of Series A Preferred prompt written notice of any material change in the terms or timing of such transaction. The holder or holders of a majority of the Series A Preferred then outstanding may require the Corporation to redeem all or any portion of the Series A Preferred owned by such holder or holders at a price per Share equal to the Liquidation Value thereof (plus all declared and/or accrued and unpaid dividends thereon) by giving written notice to the Corporation of such election prior to the later of (a) ten days prior to the consummation of the Fundamental Change or (b) ten days after receipt of notice from the Corporation. The Corporation shall give prompt written notice of such election to all other holders of Series A Preferred (but in any event within five days prior to the consummation of the Fundamental Change), and each such holder shall have until two days after the receipt of such notice to request redemption (by written notice given to the Corporation) of all or any portion of the Series A Preferred owned by such holder. Upon receipt of such election(s), the Corporation shall be obligated to redeem the aggregate number of Shares specified therein upon the consummation of such Fundamental Change. If any proposed Fundamental Change does not occur, all requests for redemption in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, any holder of Series A Preferred may rescind such holder’s request for redemption by delivering written notice thereof to the Corporation prior to the consummation of the transaction.

(iii)          In the event of a Qualified Sale, the Corporation shall have the right (but not the obligation) to redeem all (but not less than all) of the Series A Preferred then outstanding (subject to the right of the holders thereof to convert such Series A Preferred pursuant to Section 6 below at any time prior to such redemption) from the holders thereof at a price per Share equal to the Liquidation Value thereof (plus all declared and/or accrued and unpaid dividends thereon) by giving written notice to the holders of the Series A Preferred of such election at least 14 days prior to the consummation of such Qualified Sale. Upon receipt of such election notice, each holder of Series A Preferred shall be obligated to sell to the Corporation (subject to the right of each such holder to convert such Series A Preferred pursuant to Section 6 below at any time prior to such redemption) all of its outstanding Shares of Series A Preferred upon the consummation of such Qualified Sale. If any proposed Qualified Sale does not occur, all elections to so redeem by the Corporation in connection therewith shall be automatically rescinded, or if there has been a material change in the terms or the timing of the transaction, the Corporation may rescind such election for redemption by delivering written notice thereof to the holders of the Series A Preferred prior to the consummation of the transaction.

4B.          Redemptions upon Request. At any time after January 15, 2009 but prior to the date that is ten years after such date, in the event that a Qualified Sale, liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary) or Qualified Public Offering has not occurred prior to such date, the holders of a majority of the outstanding Series A Preferred may request redemption of all or any portion of their Shares of Series A Preferred by delivering written notice of such request to the Corporation. Within five days after receipt of such request, the Corporation shall give written notice of such request to all other holders of Series A Preferred, and such other holders may request redemption of all or any portion of their Shares of Series A Preferred by delivering written notice to the Corporation within ten days after receipt of the Corporation’s notice. The Corporation shall be required to redeem all Shares with respect to which such redemption requests have been made at a price per Share equal to the Liquidation Value thereof (plus all declared and/or accrued and unpaid dividends thereon) within 30 days after receipt of the initial redemption request.

4C.          Redemption Payments. For each Share which is to be redeemed hereunder pursuant to Sections 4A, 4B or 8B, the Corporation shall be obligated on the Redemption Date to pay to the holder thereof (upon surrender by such holder at the Corporation’s principal office of the certificate representing such Share duly endorsed for transfer or accompanied by a duly executed stock power) an amount in immediately available funds equal to the Liquidation Value of such Share (plus all declared and/or accrued and unpaid dividends thereon), and such holder shall be obligated to deliver the certificate representing such Share, duly endorsed (or accompanied by a duly executed stock power) for transfer to the Corporation. If the funds of the Corporation legally available for redemption of Shares on any Redemption Date pursuant to Section 4(A)(i) or 4A(ii) are insufficient to redeem the total number of Shares to be redeemed on such date, those funds which are legally available shall (subject to regulatory capital requirements) be used to redeem the maximum possible number of Shares pro rata among the holders of the Shares to be redeemed based upon the aggregate Liquidation Value of such Shares held by each such holder (plus all declared and/or accrued and unpaid dividends thereon). At any time thereafter when additional funds of the Corporation are legally available for the redemption of Shares, such funds shall (subject to regulatory capital requirements) immediately be used to redeem the balance of the Shares which the Corporation has become obligated to redeem on any Redemption Date but which it has not redeemed.

4D.          Determination of the Number of Each Holder’s Shares to be Redeemed. Except as otherwise provided herein, the number of Shares of Series A Preferred to be redeemed from each holder thereof in redemptions hereunder pursuant to Sections 4A, 4B or 8B shall be the number of Shares determined by multiplying the total number of Shares to be redeemed times a fraction, the numerator of which shall be the total number of Shares then held by such holder and the denominator of which shall be the total number of Shares then outstanding. In case fewer than the total number of Shares represented by any certificate are redeemed, a new certificate representing the number of unredeemed Shares shall be issued to the holder thereof without cost to such holder within five business days after surrender of the certificate representing the redeemed Shares.

4E.           Redeemed or Otherwise Acquired Shares.  Any Shares which are redeemed or otherwise acquired by the Corporation shall be canceled and retired to authorized but unissued shares and shall not be reissued, sold or transferred.

Section 5                Voting Rights.

5A.          Election of Directors. In the election of directors of the Corporation, the holders of the Series A Preferred, voting separately as a single class to the exclusion of all other classes and series of the Corporation’s capital stock and with each Share of Series A Preferred entitled to one vote, shall be entitled to elect (by majority vote) one director to serve on the Corporation’s Board of Directors until his successor is duly elected by the holders of the Series A Preferred or he is removed (by majority vote) from office by the holders of the Series A Preferred. If the holders of the Series A Preferred for any reason fail to elect anyone to fill any such directorship, such position shall remain vacant until such time as the holders of the Series A Preferred elect a director to fill such position and shall not be filled by resolution or vote of the Corporation’s Board of Directors or the Corporation’s other stockholders.

5B.          Other Voting Rights. The holders of the Series A Preferred shall be entitled to notice of all stockholders meetings in accordance with the Corporation’s Bylaws, and in addition to any circumstances in which the holders of the Series A Preferred shall be entitled to vote as a separate class under the General Corporation Law of Delaware, the holders of the Series A Preferred shall be entitled to vote on all matters submitted to the stockholders for a vote together with the holders of the Common Stock voting together as a single class with each share of Common Stock entitled to one vote per share and each Share of Series A Preferred entitled to one vote for each share of Common Stock issuable upon conversion of the Series A Preferred as of the record date for such vote or, if no record date is specified, as of the date of such vote; provided, however, that with respect to the election of Directors, other than pursuant to Section 5A above, the Series A Preferred shall only vote with respect to the election of the Other Stockholder Directors and the Outside Director (as each such term is defined in the Stockholders Agreement) as and to the extent provided in the Stockholders Agreement.

Section 6                Conversion.

6A.          Conversion Procedure.

(i)            At any time and from time to time (including, if a redemption notice has been delivered by the Corporation pursuant to Section 4A(iii) above, at any time prior to the consummation of any such Qualified Sale), any holder of Series A Preferred may convert all (but not less than all) of the Series A Preferred held by such holder into a number of shares of Conversion Stock computed by multiplying the number of Shares to be converted by $36.4324 and dividing the result by the Conversion Price then in effect. The initial Conversion Price (prior to any adjustment thereof pursuant to Section 6B below) shall equate to each Share of Series A Preferred converting into one share of Conversion Stock.

(ii)           Except as otherwise provided herein, each conversion of Series A Preferred shall be deemed to have been effected as of the close of business on the date on which the certificate or certificates representing the Series A Preferred to be converted have been surrendered for conversion at the principal office of the Corporation. At the time any such conversion has been effected, the rights of the holder of the Shares converted as a holder of Series A Preferred shall cease and the Person or Persons in whose name or names any certificate or certificates for shares of Conversion Stock are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the shares of Conversion Stock represented thereby.

(iii)          The conversion rights of any Share subject to redemption hereunder shall terminate on the Redemption Date for such Share unless the Corporation has failed to pay to the holder thereof the Liquidation Value of such Share (plus all declared and/or accrued and unpaid dividends thereon), other than due to the failure of the holder of such Share to present the certificate therefor, duly endorsed for transfer or accompanied by a duly executed stock power, against such payment.

(iv)          Notwithstanding any other provision hereof, if a conversion of Series A Preferred is to be made in connection with a Public Offering, a Change in Ownership, a Fundamental Change or other transaction affecting the Corporation or a holder of Series A Preferred, the conversion of any Shares of Series A Preferred may, at the election of the holder thereof, be conditioned upon the consummation of such event or transaction, in which case such conversion shall not be deemed to be effective until immediately prior to (but conditioned upon) the consummation of such event or transaction.

(v)           As soon as reasonably possible after a conversion has been effected (but in any event within three (3) business days in the case of subparagraph (a) below), the Corporation shall deliver to the converting holder:

(a)           a certificate or certificates representing the number of shares of Conversion Stock issuable by reason of such conversion in such name or names and such denomination or denominations as the converting holder has specified;

(b)           payment in an amount equal to all declared and/or accrued dividends with respect to each Share converted which have not been paid prior thereto, (provided that dividends declared prior to such conversion but payable on a date after such conversion is effected shall be paid with respect to each Share so converted when payable pursuant to such declaration), plus the amount payable under subparagraph (ix) below with respect to such conversion; and

(c)           a certificate representing any Shares of Series A Preferred which were represented by the certificate or certificates delivered to the Corporation in connection with such conversion but which were not converted.

(vi)          The issuance of certificates for shares of Conversion Stock upon conversion of Series A Preferred shall be made without charge to the holders of such Series A Preferred for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and the related issuance of shares of Conversion Stock. Upon conversion of each Share of Series A Preferred, the Corporation shall take all such actions as are necessary in order to insure that the Conversion Stock issuable with respect to such conversion shall be validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

(vii)         The Corporation shall not close its books against the transfer of Series A Preferred or of Conversion Stock issued or issuable upon conversion of Series A Preferred in any manner which interferes with the timely conversion of Series A Preferred. The Corporation shall assist and cooperate with any holder of Shares required to make any governmental filings or obtain any governmental approval prior to or in connection with any conversion of Shares hereunder (including, without limitation, making any filings required to be made by the Corporation and the Corporation shall pay all filing fees and expenses payable by the Corporation in connection therewith).

(viii)        The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Conversion Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred, such number of shares of Conversion Stock issuable upon the conversion of all outstanding Series A Preferred. All shares of Conversion Stock which are so issuable shall, when issued, be duly and validly issued, fully paid and nonassessable and free from all taxes, liens and charges created by or through the Corporation. The Corporation shall take all such actions as may be reasonably necessary to assure that all such shares of Conversion Stock may be so issued without violation by the Corporation of any applicable law or governmental regulation or any requirements of any domestic securities exchange upon which shares of Conversion Stock may be listed (except for official notice of issuance which shall be immediately delivered by the Corporation upon each such issuance); provided, however, that no registrations under applicable federal or state securities laws shall be required in connection therewith pursuant to this subparagraph (viii). The Corporation shall not take any action which would cause the number of authorized but unissued shares of Conversion Stock to be less than the number of such shares required to be reserved hereunder for issuance upon conversion of the Series A Preferred.

(ix)           If any fractional interest in a share of Conversion Stock would, except for the provisions of this subparagraph, be delivered upon any conversion of the Series A Preferred, the Corporation, in lieu of delivering the fractional share therefor, shall pay an amount to the holder thereof equal to the Market Price of such fractional interest as of the date of conversion.

6B.          Conversion Price. The initial Conversion Price shall be $36.4324. If the Corporation at any time subdivides (by any stock split, stock dividend (other than an Option Adjustment Dividend), recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision shall be proportionately reduced, and if the Corporation at any time combines (by reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be proportionately increased.

6C.          Organic Change. Prior to the consummation of any Organic Change (other than a Qualified Sale in connection with which a redemption election notice is delivered by the Corporation to the holders of the Series A Preferred pursuant to Section 4A(iii) above), the Corporation shall make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that the Series A Preferred shall not be cancelled or retired as a result of such Organic Change and each of the holders of the Series A Preferred shall thereafter have the right to acquire and receive, in lieu of or in addition to (as the case may be) the shares of Conversion Stock immediately theretofore acquirable and receivable upon the conversion of such holder’s Series A Preferred, such shares of stock, securities or assets as such holder would have received in connection with such Organic Change if such holder had converted its Series A Preferred immediately prior to such Organic Change. In each such case, the Corporation shall also make appropriate provisions (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding) to insure that the provisions of this Section 6 and Sections 7 and 8 hereof shall thereafter be applicable to the Series A Preferred. The Corporation shall not effect any such consolidation, merger or sale (other than a Qualified Sale in connection with which a redemption election notice is delivered by the Corporation to the holders of the Series A Preferred pursuant to Section 4A(iii) above), unless prior to the consummation thereof, the successor entity (if other than the Corporation) resulting from consolidation or merger or the entity purchasing such assets assumes by written instrument (in form and substance satisfactory to the holders of a majority of the Series A Preferred then outstanding), the obligation to deliver to each such holder such shares of stock, securities or assets as, in accordance with the foregoing provisions, such holder may be entitled to acquire.

6D.          Notices. Immediately upon any adjustment of the Conversion Price, the Corporation shall give written notice thereof to all holders of Series A Preferred, setting forth in reasonable detail and certifying the calculation of such adjustment. The Corporation shall give written notice to all holders of Series A Preferred at least 20 days prior to the date on which the Corporation closes its books or takes a record (a) with respect to any dividend or distribution upon Common Stock, (b) with respect to any pro rata subscription offer to holders of Common Stock or (c) for determining rights to vote with respect to any Organic Change, dissolution or liquidation.  The Corporation shall also give written notice to the holders of Series A Preferred at least 20 days prior to the date on which any Organic Change shall take place.

6E.           Mandatory Conversion. The Corporation may at any time require the conversion of all of the outstanding Series A Preferred hereunder if the Corporation is at such time effecting a firm commitment underwritten Public Offering of shares of its Common Stock which is underwritten by a nationally recognized investment bank in which (i) the aggregate price paid by the public for the shares shall be at least $75,000,000 and (ii) the price per share paid by the public for such shares shall be at least 200% of the Conversion Price in effect immediately prior to the closing of the sale of such shares pursuant to the Qualified Public Offering (a “Qualified Public Offering”). Any such mandatory conversion shall only be effected at the time of and subject to the closing of the sale of such shares pursuant to such Qualified Public Offering and upon written notice of such mandatory conversion delivered to all holders of Series A Preferred at least seven days prior to such closing. Any such mandatory conversion shall occur automatically without the need for any further action or the payment of any further consideration.

Section 7                Purchase Rights. If at any time the Corporation grants, issues or sells any Options, Convertible Securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of Common Stock other than pursuant to an Option Adjustment Dividend (the “Purchase Rights”), then each holder of Series A Preferred shall be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights which such holder could have acquired if such holder had held the number of shares of Conversion Stock acquirable upon conversion of such holder’s Series A Preferred immediately before the date on which a record is taken for the grant, issuance or sale of such

Purchase Rights, or if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

Section 8                Events of Noncompliance.

8A.          Definition. An Event of Noncompliance shall have occurred if:

(i)            the Corporation fails to make any redemption or any other payment with respect to the Series A Preferred which it is required to make hereunder, whether or not such payment is legally permissible or is prohibited by any agreement to which the Corporation is subject; or

(ii)           the Corporation or any material Subsidiary makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Corporation or any material Subsidiary bankrupt or insolvent; or any order for relief with respect to the Corporation or any material Subsidiary is entered under the Federal Bankruptcy Code; or the Corporation or any material Subsidiary petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Corporation or any material Subsidiary or of any substantial part of the assets of the Corporation or any material Subsidiary, or commences any proceeding (other than a proceeding for the voluntary liquidation and dissolution of a Subsidiary) relating to the Corporation or any material Subsidiary under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Corporation or any material Subsidiary and either (a) the Corporation or any such Subsidiary by any act indicates its approval thereof, consent thereto or acquiescence therein or (b) such petition, application or proceeding is not dismissed within 60 days. For purposes of this subparagraph 8A(ii), neither bX Holdings, Inc. nor brokersXpress, Inc. (or their successors) shall be considered a material Subsidiary of the Corporation.

8B.          Consequences of Events of Noncompliance.

(i)            If any Event of Noncompliance of the type described in subparagraph 8A(i) has occurred and is continuing, the Series A Preferred shall thereafter accrue dividends on a daily basis at the rate of 7.0% per annum of the Liquidation Value thereof (compounded annually). Thereafter, until such time as no Event of Noncompliance exists, such dividend rate shall increase automatically at the end of each succeeding 90-day period by an additional increment of two (2) percentage points (but in no event shall such dividend rate exceed 11%). Any dividend accrual resulting from the operation of this subparagraph shall terminate as of the close of business on the date on which no Event of Noncompliance exists and any dividends which have accrued on the Series A Preferred pursuant to this paragraph shall be payable as and when provided in this Article IV.

(ii)           If an Event of Noncompliance of the type described in subparagraph 8A(ii) has occurred, the holder or holders of a majority of the Series A Preferred then outstanding may demand (by written notice delivered to the Corporation) immediate redemption of all or any portion of the Series A Preferred owned by such holder or holders at a price per

Share equal to the Liquidation Value thereof (plus all declared and/or accrued and unpaid dividends thereon). The Corporation shall give prompt written notice of such election to the other holders of Series A Preferred (but in any event within five days after receipt of the initial demand for redemption), and each such other holder may demand immediate redemption of all or any portion of such holder’s Series A Preferred by giving written notice thereof to the Corporation within seven days after receipt of the Corporation’s notice. The Corporation shall redeem all Series A Preferred as to which rights under this paragraph have been exercised within 15 days after receipt of the initial demand for redemption.

(iii)          If any Event of Noncompliance exists, each holder of Series A Preferred shall also have any other rights which such holder is entitled to under any contract or agreement at any time and any other rights which such holder may have pursuant to applicable law. The matters described in paragraph 8A shall constitute Events of Noncompliance whatever the reason or cause for any such Event of Noncompliance and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body and regardless of the effects of any subordination provisions.

Section 9                Registration of Transfer. The Corporation shall keep at its principal office a register for the registration of Series A Preferred. Upon the surrender of any certificate representing Series A Preferred at such place, the Corporation shall, at the request of the record holder of such certificate, execute and deliver (at the Corporation’s expense) a new certificate or certificates in exchange therefor representing in the aggregate the number of Shares represented by the surrendered certificate.

Section 10              Replacement. Upon receipt of evidence reasonably satisfactory to the Corporation (an affidavit of the registered holder shall be satisfactory) of the ownership and the loss, theft, destruction or mutilation of any certificate evidencing Shares of Series A Preferred, and in the case of any such loss, theft or destruction, upon receipt of indemnity reasonably satisfactory to the Corporation (provided that if the holder is a financial institution or other institutional investor its own agreement shall be satisfactory), or, in the case of any such mutilation upon surrender of such certificate, the Corporation shall (at its expense) execute and deliver in lieu of such certificate a new certificate of like kind representing the number of Shares of such class represented by such lost, stolen, destroyed or mutilated certificate and dated the date of such lost, stolen, destroyed or mutilated certificate.

Section 11              Definitions.

“Change in Ownership” means any sale, transfer or issuance or series of sales, transfers and/or issuances of shares of the Corporation’s capital stock by the Corporation or any holders thereof (other than in connection with a Qualified Public Offering) which results in any Person or group of Persons (as the term “group” is used under the Securities Exchange Act of 1934), other than the holders of Common Stock and Series A Preferred as of the closing under the Recapitalization Agreement, owning more than 50% of the Corporation’s Common Stock (assuming conversion of the Series A Preferred) at the time of such sale, transfer or issuance or series of sales, transfers and/or issuances.

“Common Stock” means the Corporation’s Common Stock and any capital stock of any class of the Corporation hereafter authorized which is not limited to a fixed sum or percentage of par or stated value in respect to the rights of the holders thereof to participate in dividends or in the distribution of assets upon any liquidation, dissolution or winding up of the Corporation.

“Conversion Stock” means shares of the Corporation’s Common Stock, par value $.0001 per share; provided that if there is a change such that the securities issuable upon conversion of the Series A Preferred are issued by an entity other than the Corporation or there is a change in the type or class of securities so issuable, then the term “Conversion Stock” shall mean one share of the security issuable upon conversion of the Series A Preferred if such security is issuable in shares, or shall mean the smallest unit in which such security is issuable if such security is not issuable in shares.

“Convertible Securities” means any stock or securities (other than Options) directly or indirectly convertible into or exchangeable for Common Stock.

“Fundamental Change” means (a) any sale or transfer of more than 50% of the assets of the Corporation and its Subsidiaries on a consolidated basis (measured either by book value in accordance with generally accepted accounting principles consistently applied or by fair market value determined in the reasonable good faith judgment of the Corporation’s Board of Directors) in any transaction or series of transactions (other than sales in the ordinary course of business consistent with past practice) and (b) any merger or consolidation to which the Corporation is a party, except for a merger in which the Corporation is the surviving corporation, the terms and relative priorities of the Series A Preferred are not changed and the Series A Preferred is not exchanged for cash, securities or other property, and after giving effect to such merger, the holders of Common Stock and Series A Preferred as of the closing under the Recapitalization Agreement shall continue to own more than 50% of the Corporation’s Common Stock (assuming conversion of the Series A Preferred).

“Investor Rights Agreement” means that certain Investor Rights Agreement, dated as of January 15, 2004 by and among the Corporation and the other Persons named therein, as such agreement may be amended or modified from time to time in accordance with its terms.

“Junior Securities” means any capital stock or other equity securities of the Corporation, except for the Series A Preferred.

“Liquidation Value” of any Share as of any particular date shall be equal to $36.4324.

“Market Price” of any security means the average of the closing prices of such security’s sales on all securities exchanges on which such security may at the time be listed, or, if there has been no sales on any such exchange on any day, the average of the highest bid and lowest asked prices on all such exchanges at the end of such day, or, if on any day such security is not so listed, the average of the representative bid and asked prices quoted in the NASDAQ System as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the NASDAQ System, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by the National Quotation Bureau, Incorporated, or any similar successor organization, in each such case averaged over a period of 21 days consisting of the day as of which “Market Price” is being determined and the 20 consecutive business days prior to such day. If at any time such security is not listed on any securities exchange or quoted in the NASDAQ System or the over-the-counter market, the “Market Price” shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the Series A Preferred. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the Series A Preferred. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

“Net Book Value Dividend” has the meaning given to such term in the Recapitalization Agreement.

“Option Adjustment Amount” means a number of shares of Common Stock equal to (a) 398,216 (provided that, if the Corporation at any time subdivides (by any stock split, stock dividend or otherwise) or combines (by reverse stock split or otherwise) its outstanding shares of Common Stock into a greater or lesser number of shares, such number shall be proportionally increased or decreased, as applicable), less (b) the aggregate number of shares of Common Stock issued by the Corporation pursuant to exercise of Options by employees, directors, independent contractors or consultants of the Corporation after the date of the Recapitalization Agreement and the aggregate number of shares of Common Stock issued by the Corporation as “restricted stock” to employees, directors, independent contractors or consultants of the Corporation after the date of the Recapitalization Agreement and the total number of Repurchased Options repurchased and cancelled pursuant to the Recapitalization Agreement, less (c) the aggregate number of shares of Common Stock issuable upon exercise of Options issued to employees, directors, independent contractors or consultants of the Corporation and outstanding as of the date of determination. In the event that the Option Adjustment Amount otherwise determined pursuant to clauses (a), (b) and (c) above results in a number of shares of Common Stock greater than 141,000 (as such number may be proportionately increased or decreased under the circumstances described in the parenthetical clause in clause (a) above), then the Option Adjustment Amount shall be further reduced (but not below 141,000 shares (as such number may be subject to proportionate increases or decreases as described above)) by an aggregate number of shares of Common Stock determined by dividing (x) the aggregate “strike” price for (A) all of the Corporation’s granted but unvested options as of the Closing Date (as defined in the Recapitalization Agreement) which were not exercised prior to the date of determination and (B) all of the Corporation’s vested options not exercised as of the Closing Date (as defined in the Recapitalization Agreement) which were not exercised prior to the date of determination, plus interest on such aggregate “strike” prices at the Applicable Rate (as defined in the Recapitalization Agreement) from the Closing Date (as defined in the Recapitalization Agreement) to the date of such determination, by (y) the Market Price per share of Common Stock as of such date of determination.

“Options” means any rights, warrants or options to subscribe for or purchase Common Stock or Convertible Securities.

“Organic Change” means any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation’s assets or other transaction, in each case which is effected in such a manner that the holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock.

“Person” means an individual, a partnership, a corporation, a limited liability company, a limited liability, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

“Public Offering” means any offering by the Corporation of its capital stock or equity securities to the public pursuant to an effective registration statement under the Securities Act of 1933, as then in effect, or any comparable statement under any similar federal statute then in force.

“Qualified Public Offering” has the meaning given to such term in Section 6E.

“Qualified Sale” has the meaning given to such term in the Investor Rights Agreement.

“Recapitalization Agreement” means that certain Stock Purchase and Recapitalization Agreement, dated as of December 17, 2003 by and among the Corporation and the other Persons named therein, as such agreement may be amended or modified from time to time in accordance with its terms.

“Redemption Date” as to any Share means the close of business on the date specified in the notice of any redemption at the holder’s option or the applicable date specified herein in the case of any other redemption; provided that no such date shall be a Redemption Date unless the Liquidation Value of such Share (plus all declared and/or accrued and unpaid dividends thereon) is actually paid in full on such date, and if not so paid in full, the Redemption Date shall be the date on which such amount is fully paid.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of January 15, 2004 by and among the Corporation and the other Persons named therein, as such agreement may be amended or modified from time to time in accordance with its terms.

“Stock Option Proceeds Dividend” means a cash dividend declared and paid by the Corporation, from time to time prior to the conversion of the Series A Preferred, upon the then-outstanding shares of Common Stock (but specifically excluding any shares of Common Stock issuable upon conversion of the Series A Preferred) in an aggregate amount equal to the cash proceeds received by the Corporation at such time upon the exercise of stock options granted by the Corporation after the Closing (as defined in the Recapitalization Agreement) for the purchase of not more than an aggregate of 141,000 shares of Common Stock (as such number of shares shall be appropriately adjusted for any stock splits or stock combinations following such Closing).

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one, or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more Subsidiaries of that person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control the managing general partner of such limited liability company, partnership, association or other business entity.

Section 12              Amendment and Waiver. No amendment, modification, alteration, repeal or waiver of any provision of Sections 1 to 13 hereof shall be binding or effective without the prior written consent of the holders of a majority of the Series A Preferred outstanding at the time such action is taken; provided that no amendment, modification, alteration, repeal or waiver of the terms or relative priorities of the Series A Preferred may be accomplished by the merger, consolidation or other transaction of the Corporation with another corporation or entity unless the Corporation has obtained the prior written consent of the holders of a majority of the Series A Preferred then outstanding.

Section 13              Notices. Except as otherwise expressly provided hereunder, all notices referred to herein shall be in writing and shall be delivered by registered or certified mail, return receipt requested and postage prepaid, or by reputable overnight courier service, charges prepaid, and shall be deemed to have been given when so mailed or sent (i) to the Corporation, at its principal executive offices and (ii) to any stockholder, at such holder’s address as it appears in the stock records of the Corporation (unless otherwise indicated by any such holder).